Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Appoints Mark B. Segall to Its Board of Directors

JERSEY CITY, New Jersey, August 1, 2011 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) announced today that Mark B. Segall has been appointed to its Board of Directors.  Segall, 49 years old, is Senior Managing Director of Kidron Corporate Advisors LLC, a New York based mergers and acquisitions corporate advisory boutique serving emerging growth companies primarily in the technology, media and financial services sectors, which he founded in 2003.  He is also the CEO of Kidron Capital Advisors LLC, a registered broker dealer.  Mr. Segall becomes the eighth member of Bel's Board and the sixth outside director.
"We welcome Mark Segall to Bel's Board of Directors," said Daniel Bernstein, Bel's President and CEO.  "Mark brings an important skill set to his new role at Bel.  His years of experience in technology M&A will be especially valuable to our company as we continue to seek acquisition opportunities with the potential to increase shareholder value."
Prior to founding Kidron, Segall was the Co-Chief Executive Officer at Investec, Inc., the United States investment banking operation of the Investec Group, a South African based specialist bank.  He also served as head of investment banking and general counsel at Investec Inc.  Previously, he was a partner at the law firm of Kramer, Levin, Naftalis & Frankel LLP, where he specialized in cross-border mergers and acquisitions and capital markets activities.
Segall has been a director of various public company boards including Integrated Asset Management plc, since 2000, Ronson Europe N.V., since 2008, where he was recently appointed Chairman, and Temco Service Industries, Inc. since February 2011.  He also served as a director and was chairman of the finance committee of Answers Corporation, and as a director of the Spectrum Group, Cogo Group Inc. and Siliconix Inc.
Mr. Segall received an AB in History from Columbia University and a JD from New York University Law School.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.
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